Exhibit 3.2

CERTIFICATE OF MERGER

MERGING

IBIZA MERGER SUB, INC.,

A DELAWARE CORPORATION

WITH AND INTO

MORPHIMMUNE INC.,

A DELAWARE CORPORATION

October 2, 2023

Pursuant to Title 8, Section 251 of the
General Corporation Law of the State of Delaware

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger:

FIRST: The name of the surviving corporation is Morphimmune Inc., a Delaware corporation (the “Company”), and the name of the corporation being merged into this surviving corporation is Ibiza Merger Sub, Inc., a Delaware corporation (“Merger Sub”).

SECOND: An Agreement and Plan of Merger and Reorganization, dated June 29, 2023 (as the same may be amended from time to time, the “Merger Agreement”), by and among Immunome, Inc., a Delaware corporation, Merger Sub and the Company, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the Company and Merger Sub in accordance with Title 8, Section 251 of the DGCL.

THIRD: Following the Merger, the Company will continue its existence as the surviving corporation and the separate corporate existence of Merger Sub will cease. The name of the corporation surviving the Merger (the “Surviving Corporation”) is Morphimmune Inc.

FOURTH: Upon the effectiveness of the Merger in accordance with Section 251 of the DGCL and Section 103 of the DGCL (the “ Effective Time”), the Certificate of Incorporation of the Surviving Corporation as in effect immediately prior to the Merger shall be amended and restated in its entirety to read as set forth on Exhibit A hereto, and, as so amended and restated, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof or as provided by applicable law.

FIFTH: The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

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SIXTH: An executed copy of the Merger Agreement is on file at the office of the Surviving Corporation at the following address:

c/o Morphimmune Inc.

101 Foundry Dr., Suite 1200

West Lafayette, IN 47906

SEVENTH : A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

[Signature page follows]

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IN WITNESS WHEREOF, this Certificate of Merger has been executed as of the date first written above.

MORPHIMMUNE INC.

By:	/s/ Clay Siegall
Name: Clay Siegall
Title: President and Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

Amended and Restated Certificate of Incorporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MORPHIMMUNE INC.

FIRST: The name of the corporation (the “Corporation”) is Morphimmune Inc.

SECOND: The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808-1674; and the name of the registered agent of the Corporation in the State of Delaware is Corporation Service Company.

THIRD: The nature of the business to be conducted and the purposes of the Corporation are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the Delaware General Corporation Law (“DGCL”).

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000, consisting of 1,000 shares of common stock, $0.0001 par value per share (the “Common Stock”). Upon the dissolution, liquidation or winding up of the Corporation, whether voluntary or involuntary, holders of record of the Common Stock will be entitled to receive pro rata all assets of the Corporation available for distribution to its stockholders.

FIFTH: The name and mailing address of the sole incorporator is as follows:

Name	Mailing Address

Isaac Barchas	5850 Farm Ride Rd West Lafayette, IN 47906

SIXTH: The Corporation is to have perpetual existence.

SEVENTH: For the management of the business and for the conduct of the affairs of the Corporation, and in further definition and not in limitation of the powers of the Corporation and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

A. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors of the Corporation (the “Board”). The number of directors which shall constitute the whole Board shall be fixed by the Board in the manner provided in the By-Laws of the Corporation (the “By-Laws”).

B. In accordance with the provisions of Section 109 of the DGCL, the Board is expressly empowered to adopt, amend, or repeal the By-Laws. The stockholders shall also have power to adopt, amend or repeal the By-laws; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

C. The books of the Corporation may be kept at such place within or without the State of Delaware as the By-Laws may provide or as may be designated from time to time by the Board.

EIGHTH: The liability of the Corporation’s directors and officers for monetary damages shall be eliminated to the fullest extent under applicable law.

NINTH: To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which applicable law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise in excess of the indemnification and advancement otherwise permitted by such applicable law. If applicable law is amended after approval by the stockholders of this Article NINTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer to the Corporation shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

TENTH: Any repeal or modification of Article EIGHTH or Article NINTH hereof shall be prospective and shall not affect the rights or protections or increase the liability of any director under Article EIGHTH or Article NINTH in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ELEVENTH: Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any claim or cause of action asserting a claim of breach of fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any claim or cause of action asserting a claim against the Corporation, or any of its current or former directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the By-Laws (as each may be amended from time to time), (iv) any claim or cause of action asserting a claim against the Corporation, or any current or former, director, officer or employee of the Corporation governed by the internal affairs doctrine, (v) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Certificate of Incorporation or the By-laws (as each may be amended from time to time, including any right, obligation, or remedy thereunder), and (vi) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This Article ELEVENTH shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “1933 Act”), or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction. Unless the Corporation consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the 1933 Act. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby. Any person or entity holding, owning or otherwise acquiring any interest in any security of the Corporation shall be deemed to have notice of and consented to the provisions of this Article ELEVENTH.

TWELFTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Corporation by this Certificate of Incorporation are granted subject to the provisions of this Article.